Exhibit 99.1

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results

•	Net earnings of $1.84 per share in the fourth quarter and $5.28 per share for the full year
•	Fourth quarter core net operating earnings per share of $2.20; up 11% from 2016
•	Core net operating earnings per share of $6.55 for the full year; up 9% from 2016
•	Full year 2017 ROE of 10.3%; 2017 core operating ROE of 12.7%
•	Full year 2018 core net operating earnings guidance between $7.90—$8.40 per share

CINCINNATI – January 31, 2018 – American Financial Group, Inc. (NYSE: AFG) today reported 2017 fourth quarter net earnings attributable to shareholders of $166 million ($1.84 per share) compared to $385 million ($4.33 per share) for the 2016 fourth quarter. Results for the fourth quarter of 2017 include an $83 million ($0.92 per share) write-down of the company’s net deferred tax asset due to the impact of a lower U.S. corporate tax rate and a previously announced loss on early retirement of debt of $26 million ($0.29 per share). These items were partially offset by $74 million ($0.81 per share) in non-core income from the reinsurance to close transaction involving Neon’s 2015 and prior years of account and tax benefits from restructuring Neon, as well as net realized gains of $4 million ($0.04 per share). Comparatively, net earnings in the 2016 fourth quarter included $209 million ($2.35 per share) in non-core items. Details may be found in the accompanying table. Net earnings attributable to shareholders for the year were $5.28 per share, compared to $7.33 per share in 2016. Book value per share was $60.38 per share at December 31, 2017. AFG paid cash dividends of $2.35 per share during the quarter, which included a $2.00 per share special dividend. Return on equity was 10.3% and 14.8% for 2017 and 2016, respectively.

Core net operating earnings were $197 million ($2.20 per share) for the 2017 fourth quarter, compared to $176 million ($1.98 per share) in the 2016 fourth quarter. The $2.20 per share established an all-time high for AFG’s quarterly core EPS. The improved results were attributable to significantly higher underwriting profit in our Property and Casualty (“P&C”) Insurance Segment, which was partially offset by the impact of fair value accounting in our Annuity Segment. Included within AFG’s core P&C Insurance Segment results was a $0.28 per share impact of the Neon reinsurance to close transaction. Book value per share, excluding unrealized gains related to fixed maturities, was $53.51 per share at December 31, 2017. For the twelve months ended December 31, 2017, AFG’s growth in adjusted book value per share plus dividends was 9.8%. Core net operating earnings for the fourth quarters of 2017 and 2016 generated annualized returns on equity of 17.2% and 15.7%, respectively. Core operating return on equity was 12.7% and 12.2% for 2017 and 2016, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended December 31,			Twelve months ended December 31,
	2017		2016	2017		2016
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$283		$266	$865		$840
Pretax non-core items:
Realized gains on securities	6		51	5		19
Realized gain on sale of subsidiaries	—		—	—		2
Gain on sale of apartment property	—		—	—		32
Special A&E charges Neon exited lines charge Loss on early retirement of debt	— 18 (40)		— — —	(113 18 (51	) )	(41 (65 —	) )

Earnings before income taxes	267		317	724		787
Provision (credit) for income taxes:
Core operating earnings	86		88	275		290
Non-core items:
Tax benefit related to National Interstate merger	—		(66)	—		(66)
Tax benefit related to Neon restructuring	(56)		(111)	(56)		(111)
Tax expense related to change in U.S. corporate tax rate	83		—	83		—
Other	(12)		18	(55)		6

Total provision (credit) for income taxes	101		(71)	247		119

Net earnings, including noncontrolling interests	166		388	477		668
Less net earnings attributable to noncontrolling interests:
Core operating earnings	—		2	2		16
Non-core items	—		1	—		3

Total net earnings attributable to noncontrolling interests	—		3	2		19

Net earnings attributable to shareholders	$166		$385	$475		$649

Net earnings:
Core net operating earnings(a)	$197		$176	$588		$534
Non-core items	(31)		209	(113)		115

Net earnings attributable to shareholders	$166		$385	$475		$649

Components of Earnings Per Share:
Core net operating earnings(a)	$2.20		$1.98	$6.55		$6.03
Non-core Items:
Realized gains on securities	0.04		0.36	0.03		0.16
Realized gain on sale of subsidiaries	—		—	—		0.01
Gain on sale of apartment property	—		—	—		0.17
Special A&E charges	—		—	(0.82)		(0.30)
Neon exited lines charge	0.19		—	0.19		(0.73)
Loss on early retirement of debt Tax benefit related to National Interstate merger Tax benefit related to Neon restructuring Tax expense related to change in U.S. corporate tax rate	(0.29 — 0.62 (0.92	) )	— 0.74 1.25 —	(0.37 — 0.62 (0.92	) )	— 0.74 1.25 —

Diluted Earnings Per Share	$1.84		$4.33	$5.28		$7.33

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “We are pleased to report fourth quarter and full year core net operating earnings that were an all-time high for AFG, with strong results produced by both the P&C and Annuity segments of our business. Our diversified portfolio of specialty P&C and annuity businesses has enabled us to successfully navigate a challenging year for the industry overall.

“AFG had approximately $885 million of excess capital (including parent company cash of approximately $300 million) at December 31, 2017. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, share repurchases, particularly when executed at attractive valuations, and returning capital to shareholders through dividends are an important and effective component of our capital management strategy. Over the past year, we increased our quarterly dividend by 12% and paid special dividends of $3.50 per share.

“With the benefit of tax reform, we expect core net operating earnings in 2018 to be between $7.90 and $8.40 per share. Our core earnings per share guidance assumes an effective tax rate of approximately 20%, and excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Core operating earnings in AFG’s P&C insurance operations were $233 million in the fourth quarter of 2017, compared to $180 million in the prior year period, an increase of $53 million, or 29%. Significantly higher P&C underwriting profit and lower other expenses were the drivers of the improved results.

The Specialty P&C insurance operations generated underwriting profit of $156 million for the 2017 fourth quarter compared to $110 million in the fourth quarter of 2016, due primarily to higher underwriting profitability in our Specialty Casualty and Property and Transportation Groups. The fourth quarter 2017 combined ratio of 87.3% includes 4.1 points of favorable prior year reserve development, compared to 0.9 points of unfavorable prior year reserve development in the comparable 2016 period.

Fourth quarter results in 2017 include 0.6 points in catastrophe losses, primarily the result of wildfires in California, compared to 1.1 points in the comparable 2016 period. The fourth quarter pretax loss from California wildfires, net of reinsurance and inclusive of reinstatement premiums, was $33 million. Losses related to third quarter catastrophes, specifically Hurricanes Harvey, Irma and Maria, and two earthquakes in Mexico, developed favorably by $25 million. Total pretax catastrophe losses, net of reinsurance and inclusive of reinstatement premiums were $12 million during the fourth quarter.

Gross and net written premiums were up 9% and 7%, respectively, in the 2017 fourth quarter compared to the same period in 2016, with each of our Specialty P&C groups reporting growth during the quarter. Average renewal pricing across our entire P&C Group was up 1% for the quarter, and up 1% overall for the year. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $84 million in the fourth quarter of 2017, compared to $75 million in the comparable prior year period, due primarily to higher underwriting profit in our transportation businesses. These results were partially offset by lower year-over-year underwriting profits in our agricultural operations. Our crop insurance operations reported very strong profitability during the 2017 fourth quarter, albeit at lower levels of profitability than in the prior year fourth quarter. Catastrophe losses for this group had a favorable impact of $3 million in the fourth quarter of 2017, compared to a $6 million loss in the 2016 fourth quarter.

Fourth quarter 2017 gross and net written premiums in this group were both 8% higher, respectively, than the comparable prior year period. The increase was primarily attributed to higher crop insurance premiums, as well as higher premiums in our property & inland marine and Singapore operations. This growth was partially offset by lower premiums resulting from an exit from the customs bond business, which was part of our ocean marine operations. Overall renewal rates in this group increased 3% on average in both the 2017 fourth quarter and full year.

The Specialty Casualty Group reported an underwriting profit of $58 million in the 2017 fourth quarter compared to $13 million in the comparable 2016 period. The higher underwriting profit was primarily attributed to favorable reserve development within Neon, most significantly in connection with the 2015 and prior years reinsurance to close (RITC) transaction attributed to ongoing lines of business, and higher underwriting profit in our workers’ compensation and excess and surplus lines businesses. These improved results were partially offset by lower underwriting profits in our targeted markets operations. Catastrophe losses for this group were $18 million in the fourth quarter of 2017 and $4 million in the comparable 2016 period.

Gross and net written premiums increased 8% and 9%, respectively, for the fourth quarter of 2017 when compared to the same prior year period. Growth within Neon, resulting from the growth of its portfolio in targeted classes of business, higher premiums in our workers’ compensation businesses, primarily the result of rate increases in Florida, and growth in our excess and surplus lines businesses all contributed to the year-over-year growth. Renewal pricing for this group increased by 1% in the fourth quarter, and was flat overall for the year.

The Specialty Financial Group reported an underwriting profit of $19 million in the fourth quarter of 2017, compared to $20 million in the fourth quarter of 2016, with all businesses in this group achieving excellent underwriting margins. Catastrophe losses for this group had a favorable impact of $5 million in the fourth quarter of 2017, compared to a $2 million loss in the 2016 fourth quarter.

Gross and net written premiums increased by 16% and 1%, respectively, in the 2017 fourth quarter when compared to the same 2016 period. Higher premiums in our lending and leasing businesses, which were largely ceded, were the primary driver of the increase. Renewal pricing in this group was flat during the fourth quarter and decreased approximately 2% overall for the full year of 2017.

Carl Lindner III stated: “Our Specialty P&C insurance operations produced very strong core operating earnings and healthy growth during the fourth quarter. Our crop insurance operations exceeded our expectations, we entered into a reinsurance to close transaction agreement for Neon’s 2008 to 2015 years of account, which resulted in a significant reserve release, and catastrophe losses in the quarter were below expectations.”

Mr. Lindner continued, “We are forecasting an overall calendar year combined ratio in the 92% to 94% range, and we are targeting growth in net written premiums in the range of 3% to 7%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $97 million in pretax earnings in the fourth quarter of 2017, compared to $132 million in the fourth quarter of 2016. Earnings before the impact of fair value accounting for fixed indexed annuities (FIAs) were $108 million, up 5% from the prior year period.

Components of Annuity Earnings Before Income Taxes

Dollars in millions	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2017	2016		2017	2016
Annuity earnings before fair value accounting for FIAs	$108	$103	5%	$413	$395	5%
Impact of fair value accounting for FIAs	(11)	29	nm	(33)	(27)	nm

Pretax annuity earnings	$97	$132	(27%)	$380	$368	3%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s Annuity Segment reported quarterly earnings before fair value accounting for FIAs of $108 million in the fourth quarter of 2017, a 5% increase over the $103 million reported in the comparable prior year period, and an all-time high for the Annuity Segment. Quarterly average annuity investments and reserves grew approximately 10% and 12%, respectively, year-over-year; however, the benefit of this growth was partially offset by the runoff of higher yielding investments. Both quarterly periods included the positive impact from a strong stock market and higher than expected income from certain investments required to be marked to market though earnings and unplanned investment income resulting from early redemptions and other unusual events.

In the fourth quarters of 2017 and 2016, AFG conducted detailed reviews (“unlocking”) of the major actuarial assumptions underlying its annuity operations. The review resulted in an unlocking charge of $3 million in the fourth quarter of 2017, compared to a positive unlocking of $1 million in the fourth quarter of 2016. Unlocking amounts are included in “Annuity earnings before fair value accounting for FIAs” in the table above.

Impact of Fair Value Accounting for FIAs – Under Generally Accepted Accounting Principles (GAAP), a portion of the reserves for FIAs ($2.5 billion and $1.8 billion at December 31, 2017 and December 31, 2016, respectively) is considered to be an embedded derivative and is recorded at fair value based on the estimated present value of certain expected future cash flows.

The impact of fair value accounting for FIAs includes annuity interest accreted on this FIA embedded derivative reserve; interest accreted totaled $3 million in the fourth quarter of 2017 and $1 million in the fourth quarter of 2016. In addition to this interest, Annuity Segment earnings are also impacted by other changes in the fair value of the embedded derivative. Assumptions used in calculating this fair value include projected interest rates, option costs, surrenders, withdrawals and mortality. Variances from these assumptions, as well as changes in the stock market, will generally result in a change in fair value. Amounts shown in the table above under “Impact of fair value accounting for FIAs” include the impact of these variances. Many of these adjustments are not economic in nature for the current reporting period, but rather impact the timing of reported results.

In the fourth quarter of 2017, the benefit of a higher stock market was more than offset by lower than expected interest rates, resulting in a net $11 million unfavorable impact to annuity core operating earnings. By comparison, in the fourth quarter of 2016, a significant increase in interest rates, as well as an increase in the stock market, resulted in a large favorable impact on annuity earnings.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $909 million in the fourth quarter of 2017, compared to $1.1 billion in the fourth quarter of 2016. This decrease resulted from AFG’s adherence to pricing discipline in a relatively low interest rate environment.

Craig Lindner stated, “AFG’s Annuity Segment had another record year, achieving pretax earnings of $380 million. This record result demonstrates our commitment to achieving appropriate returns on new business and our ability to deliver consumer-friendly products that the market finds attractive. Although our annuity sales were down 2% in 2017, I am very satisfied with this result given that industry sales of fixed and indexed annuities are estimated to be down nearly 10% in 2017. We believe we continue to be well-positioned for the future.”

2018 Annuity Outlook – AFG expects that 2018 annuity sales will be up 2% to 6% compared to the $4.3 billion sold in 2017, resulting in year-over-year average asset and reserve growth of 8% to 10%; the favorable earnings impact of this growth will be partially offset by the expected runoff of higher yielding investments. As a result, AFG anticipates that its pretax annuity earnings will be in the range of $385 to $425 million, compared to $380 million in 2017.

The 2018 guidance assumes (i) interest rates and the stock market rise moderately for the remainder of 2018, (ii) more normalized income from certain investments required to be marked to market through earnings, and (iii) lower impact in 2018 from unusual investment income items such as prepayment of fixed income securities. Fluctuations in the returns on these investments, or large changes in interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement, which is posted on our website.

Investments

AFG recorded fourth quarter 2017 net realized gains of $4 million after tax and after DAC, compared to net realized gains of $32 million in the comparable prior year period. Unrealized gains on fixed maturities were $619 million after tax and after DAC at December 31, 2017, an increase of $313 million from year-end 2016, including a $110 million favorable impact from the reduction in the U.S. corporate tax rate. Our portfolio continues to be high quality, with 90% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the twelve months ended December 31, 2017, P&C net investment income was approximately 3% higher than the comparable 2016 period.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Reduction in the U.S. Corporate Tax Rate and Write-down of Deferred Tax Asset

In the fourth quarter of 2017, AFG recorded a one-time non-core charge of $83 million to write down its deferred tax asset. This write-down was the result of the reduction in the U.S. corporate tax rate from 35 percent to 21 percent effective Jan. 1, 2018. Although the new U.S. tax law reduces the company’s net deferred tax asset position, the company expects a net favorable future economic impact from the lower corporate income tax rate.

Tax Benefit Related to Neon Restructuring

On December 29, 2017, AFG entered into agreements under which certain Neon executives acquired an indirect noncontrolling interest in Neon. In connection with the 2016 restructuring of our Neon operations, AFG reported a loss on the liquidation for U.S. tax purposes of the foreign subsidiary that is the parent of the Neon Lloyd’s operations. Part of the loss associated with the restructuring transaction was required to be deferred under the U.S. tax laws. The sale of the noncontrolling interest in Neon resulted in the recognition of the deferred loss for U.S. tax purposes. As a result of the restructuring, AFG recognized a non-core tax benefit of $56 million ($0.62 per share) in the fourth quarter of 2017.

Loss on Early Retirement of Debt

In November 2017, AFG announced the early redemption of its $350 million of 9-7/8% Senior Notes. The redemption resulted in after-tax non-core expenses in the fourth quarter of 2017 of approximately $26 million ($0.29 per share) related to a make whole premium and other related expenses.

Neon Exited Lines Charge (Reinsurance to Close (RITC) of Neon’s 2015 Year of Account)

On December 21, 2017, Neon announced that it had entered into a reinsurance to close transaction agreement for its 2008 to 2015 years of account with StarStone Underwriting Limited, a subsidiary of Enstar Group Limited, effective December 31, 2017. As a result of this transaction, AFG recognized after-tax income of approximately $42 million. A component of this gain ($18 million or $0.19 per share) was classified as non-core as it relates to the Neon Exited Lines, with the remainder reflected as favorable development within the Specialty Casualty Group, and included in AFG’s core earnings.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2017 fourth quarter and full year results at 11:30 am (ET) tomorrow, Thursday, February 1, 2018. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 8583267. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 8, 2018. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 8583267.

The conference and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions under Webcasts and Presentations.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until February 8, 2018 at 11:59 pm (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President - Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG18-04

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues
P&C insurance net earned premiums	$1,225	$1,144	$4,579	$4,328
Life, accident & health net earned premiums	5	6	22	24
Net investment income	465	429	1,831	1,696
Realized gains on:
Securities	6	51	5	19
Subsidiaries	—	—	—	2
Income of managed investment entities:
Investment income	55	49	210	190
Gain on change in fair value of assets/liabilities	—	6	12	15
Other income	52	52	206	224

Total revenues	1,808	1,737	6,865	6,498

Costs and expenses
P&C insurance losses & expenses	1,061	1,040	4,362	4,111
Annuity, life, accident & health benefits & expenses	279	222	1,091	1,019
Interest charges on borrowed money	20	21	85	77
Expenses of managed investment entities	44	42	181	151
Other expenses	137	95	422	353

Total costs and expenses	1,541	1,420	6,141	5,711

Earnings before income taxes	267	317	724	787
Provision (credit) for income taxes(b)	101	(71)	247	119

Net earnings including noncontrolling interests	166	388	477	668
Less: Net earnings attributable to noncontrolling interests	—	3	2	19

Net earnings attributable to shareholders	$166	$385	$475	$649

Diluted earnings per Common Share	$1.84	$4.33	$5.28	$7.33

Average number of diluted shares	90.1	88.8	89.8	88.5

Selected Balance Sheet Data:	December 31, 2017	December 31, 2016
Total cash and investments	$46,048	$41,433
Long-term debt	$1,301	$1,283
Shareholders’ equity(c)	$5,330	$4,916
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$4,724	$4,617
Book value per share	$60.38	$56.55
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$53.51	$53.11
Common Shares Outstanding	88.3	86.9

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2017	2016		2017	2016
Gross written premiums	$1,571	$1,441	9%	$6,502	$5,981	9%

Net written premiums	$1,161	$1,083	7%	$4,751	$4,386	8%

Ratios (GAAP):
Loss & LAE ratio	59.8%	63.7%		62.9%	61.7%
Underwriting expense ratio	27.5%	26.7%		30.2%	30.6%

Specialty Combined Ratio	87.3%	90.4%		93.1%	92.3%

Combined Ratio – P&C Segment	86.0%	90.4%		94.7%	94.5%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$626	$577	8%	$2,688	$2,504	7%
Specialty Casualty	737	684	8%	3,087	2,792	11%
Specialty Financial	208	180	16%	727	685	6%

	$1,571	$1,441	9%	$6,502	$5,981	9%

Net Written Premiums:
Property & Transportation	$424	$394	8%	$1,765	$1,672	6%
Specialty Casualty	555	510	9%	2,280	2,036	12%
Specialty Financial	156	154	1%	596	572	4%
Other	26	25	4%	110	106	4%

	$1,161	$1,083	7%	$4,751	$4,386	8%

Combined Ratio (GAAP):
Property & Transportation	82.6%	83.9%		91.0%	90.0%
Specialty Casualty	90.0%	97.4%		95.2%	96.1%
Specialty Financial	86.2%	86.0%		89.4%	84.9%
Aggregate Specialty Group	87.3%	90.4%		93.1%	92.3%

	Three months ended December 31,			Twelve months ended December 31,
	2017		2016	2017		2016
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(4)		$13	$(40)		$(21)
Specialty Casualty	(52)		3	(86)		(13)
Specialty Financial	1		(6)	(21)		(23)
Other	6		—	8		(4)

Specialty Group Excluding A&E and Neon Charge	(49)		10	(139)		(61)
Special A&E Reserve Charge – P&C Run-off	—		—	89		36
Neon Exited Lines Charge and Other	(17)		—	(14)		57

Total Reserve Development	$(66)		$10	$(64)		$32

Points on Combined Ratio:
Property & Transportation	(0.8)		3.0	(2.3)		(1.2)
Specialty Casualty	(9.2)		0.5	(4.0)		(0.7)
Specialty Financial	0.8		(4.5)	(3.6)		(4.0)
Aggregate Specialty Group Total P&C Segment	(4.1 (5.4	) )	0.9 0.9	(3.0 (1.4	) )	(1.4 0.7)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2017	2016		2017	2016
Annuity Premiums:
Financial Institutions	$427	$626	(32%)	$2,333	$2,418	(4%)
Retail	435	437	—	1,806	1,796	1%
Education Market	41	40	3%	174	184	(5%)
Variable Annuities	6	8	(25%)	28	37	(24%)

Total Annuity Premiums	$909	$1,111	(18%)	$4,341	$4,435	(2%)

Components of Annuity Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2017	2016		2017	2016
Revenues:
Net investment income	$376	$346	9%	$1,458	$1,356	8%
Other income	24	27	(11%)	103	103	—

Total revenues	400	373	7%	1,561	1,459	7%
Costs and Expenses:
Annuity benefits	257	160	61%	892	800	12%
Acquisition expenses	15	54	(72%)	168	181	(7%)
Other expenses	31	27	15%	121	110	10%

Total costs and expenses	303	241	26%	1,181	1,091	8%

Annuity earnings before income taxes	$97	$132	(27%)	$380	$368	3%

Supplemental Annuity Information

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2017	2016		2017	2016
Earnings before fair value accounting for FIAs	$108	$103	5%	$413	$395	5%
Impact of fair value accounting for FIAs	(11)	29	nm	(33)	(27)	nm

Earnings before income taxes	$97	$132	(27%)	$380	$368	3%

Average fixed annuity reserves*	$32,680	$29,250	12%	$31,526	$28,146	12%
Net interest spread*	2.62%	2.70%		2.62%	2.73%
Net spread earned before fair value accounting for FIAs*	1.34%	1.42%		1.33%	1.39%
Net spread earned after impact of fair value accounting for FIAs*	1.21%	1.82%		1.23%	1.29%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Core Operating Earnings before Income Taxes:
P&C insurance segment	$233	$180	$660	$630
Annuity segment, before fair value accounting for FIAs	108	103	413	395
Impact of fair value accounting for FIAs	(11)	29	(33)	(27)
Run-off long-term care and life segment	2	2	6	2
Interest & other corporate expense	(49)	(50)	(183)	(176)

Core operating earnings before income taxes	283	264	863	824
Related income taxes	86	88	275	290

Core net operating earnings	$197	$176	$588	$534

b)	Excluding the impact of the Neon Exited Lines Charge that was reported in the second quarter of 2016, the Tax Benefit related to the National Interstate Merger and the Tax Benefit Related to the Neon Restructuring reported in the fourth quarter of 2016, AFG’s effective tax rate for the fourth quarter and twelve months ended December 31, 2016 was 33% and 35%, respectively. AFG maintains a full valuation allowance against the deferred tax benefits associated with losses related to AFG’s specialist Lloyd’s insurance business, Neon.

c)	Shareholders’ Equity at December 31, 2017 includes $619 million ($7.01 per share) in unrealized after-tax gains on fixed maturities and $13 million ($0.14 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2016 includes $306 million ($3.52 per share) in unrealized after-tax gains on fixed maturities and $7 million ($0.08 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.